As filed with the Securities and Exchange Commission on August 1, 2019

Registration No. 333-211458

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

TRAVELCENTERS OF AMERICA INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	20-5701514 (IRS Employer Identification No.)

24601 Center Ridge Road, Suite 200

Westlake, Ohio 44145-5639

(Address of Principal Executive Offices) (Zip Code)

TravelCenters of America LLC

2016 Equity Compensation Plan

(Full Title of the Plan)

William E. Myers

Executive Vice President, Chief Financial Officer and Treasurer

TravelCenters of America Inc.

24601 Center Ridge Road

Westlake, Ohio 44145

(440) 808-91001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark R. Young, Esq. Executive Vice President and General Counsel TravelCenters of America Inc. Two Newton Place 255 Washington Street Newton, MA 02458 (617) 796-8157	Faiz Ahmad, Esq. P. Michelle Gasaway, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 920 North King Street Wilmington, Delaware 19801 (302) 651-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-211458 (the “Registration Statement”) does not reflect any increase in the number of shares issuable pursuant to the TravelCenters of America LLC 2016 Equity Compensation Plan (the “Plan”). This Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by TravelCenters of America Inc., a Maryland corporation (the “Registrant”), as the successor registrant to TravelCenters of America LLC, a Delaware limited liability company (“TA LLC”). Effective at 12:01 a.m. (Eastern Time) on August 1, 2019 (the “Effective Time”), TA LLC converted from a Delaware limited liability company to a Maryland corporation (the “Conversion”). At the Effective Time, each five (5) TA LLC common shares, representing limited liability company interests of TA LLC, outstanding immediately prior to the Effective Time were converted into one (1) share of common stock, par value $0.001 per share (“Common Stock”), of the Registrant, with no fractional shares being issued as a result of the Conversion. In lieu of any such fractional shares, a holder thereof is entitled to receive a cash payment as provided in the Plan of Conversion. In lieu of any such fractional shares, a holder thereof received a cash payment as provided in the Plan of Conversion. The Registrant expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Amendment and the Registration Statement, as of any time prior to the Conversion, references to the “Company,” “we,” “us,” “our” and similar terms mean TravelCenters of America LLC and its consolidated subsidiaries and, as of any time at and after the Conversion, TravelCenters of America Inc. and its consolidated subsidiaries.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by TA LLC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and incorporated by reference in the Registration Statement, will not reflect the change in our name, type of legal entity or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The rights of holders of the Common Stock of the Registrant are now governed by the Registrant’s charter, the Registrant’s Amended and Restated Bylaws and the Maryland General Corporation Law, each of which is described in Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A.

The Registration Statement shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8: Part I, Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.         Plan Information*

Item 2.         Registrant Information and Employee Plan Annual Information*

*                 All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)                                 The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, dated February 26, 2019;

(b)                                 The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, dated May 7, 2019;

(c)                                  The Company’s Current Reports on Form 8-K, filed with the SEC on August 1, 2019, July 30, 2019, July 22, 2019 and May 24, 2019; and

(d)                                 The description of the common stock, par value $0.001 per share, of the Company contained in Amendment No. 1 to the registration statement on Form 8-A, dated August 1, 2019.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.  The Registrant’s charter contains a provision which eliminates the liability of its directors and officers to the maximum extent permitted by the Maryland General Corporation Law (the “MGCL”).

The MGCL requires the Registrant (unless its charter were to provide otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those capacities.  However, a Maryland corporation is not permitted to provide indemnification if the following is established:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received.  Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The Registrant’s charter requires it, to the fullest extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any present or former director or officer of the Registrant (including any predecessor of the Registrant), any person who is or was serving at the Registrant’s request (including any predecessor of the Registrant) as an officer, director, member, trustee, manager or partner of another person, Hospitality Properties Trust (“HPT”), The RMR Group LLC (“RMR LLC”), The RMR Group Inc. (“RMR Inc.” and, together with HPT and RMR LLC, collectively, the “Other Indemnitees”), and the respective trustees, directors and officers of the Other Indemnitees, unless, with respect to the Other Indemnitees and the respective trustees, directors and officers of the Other Indemnitees, there has been a final, nonappealable judgment entered by an arbiter determining that such person or entity acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that his, her or its conduct was unlawful.  Except with respect to proceedings to enforce rights to indemnification, the Registrant is required to indemnify any person or entity described in this paragraph in connection with a proceeding initiated by him, her or it against the Registrant only if such proceeding was authorized by the Registrant’s Board of Directors.  The rights to indemnification and to the advancement of expenses vest immediately upon an individual’s election or appointment as a director or officer of the Registrant or his or her designation as an Indemnitee (as such term is defined in the Registrant’s charter).

The Registrant also entered into indemnification agreements with its directors and officers providing for rights to and procedures for indemnification by the Registrant to the maximum extent permitted by Maryland law and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from service to the Registrant.

The Registrant currently maintains an insurance policy on behalf of its directors and officers against any liability asserted against them or which they incur acting in such capacity or arising out of their status as directors or officers.

Item 7.         Exemptions from Registration Claims.

Not applicable.

Item 8.         Exhibits

Exhibit No.	Description
2.1	Plan of Conversion of TravelCenters of America LLC (incorporated by reference to Exhibit 99.1 of TravelCenters of America LLC’s Current Report on Form 8-K filed on July 30, 2019)
2.2	Certificate of Conversion of TravelCenters of America LLC (incorporated by reference to Exhibit 99.2 of TravelCenters of America LLC’s Current Report on Form 8-K filed on July 30, 2019)
2.3	Articles of Conversion of TravelCenters of America LLC (incorporated by reference to Exhibit 99.3 of TravelCenters of America LLC’s Current Report on Form 8-K filed on July 30, 2019)
3.1	Articles of Incorporation of TravelCenters of America Inc. (incorporated by reference to Exhibit 99.4 of TravelCenters of America LLC’s Current Report on Form 8-K filed on July 30, 2019)
3.2	Bylaws of TravelCenters of America Inc. (incorporated by reference to Exhibit 99.5 of TravelCenters of America LLC’s Current Report on Form 8-K filed on July 30, 2019)
5.1	Opinion of Venable LLP
23.1	Consent of RSM US LLP
23.2	Consent of Venable LLP (included in Exhibit 5.1)
24.1*	Power of Attorney
99.1

TravelCenters of America LLC 2016 Equity Compensation Plan (incorporated by reference to Annex A to the Registrant’s definitive Proxy Statement for the Registrant’s 2016 Annual Meeting of Shareholders filed with the Commission on March 15, 2016)

* Previously filed.

Item 9.         Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1)                       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on August 1, 2019.

TRAVELCENTERS OF AMERICA INC. (Registrant)

By:	/s/ Andrew J. Rebholz
Name:	Andrew J. Rebholz
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

	Managing Director and Chief Executive Officer	August 1, 2019
/s/ Andrew J. Rebholz	(Principal Executive Officer)
Andrew J. Rebholz

	Executive Vice President, Chief Financial Officer,	August 1, 2019
*	Treasurer and Assistant Secretary
William E. Myers	(Principal Financial Officer and Principal Accounting Officer)

*	Managing Director	August 1, 2019
Adam D. Portnoy

*	Independent Director	August 1, 2019
Lisa Harris Jones

*	Independent Director	August 1, 2019
Barbara D. Gilmore

*	Independent Director	August 1, 2019
Joseph L. Morea

*By:	/s/ Andrew J. Rebholz
Name: Andrew J. Rebholz
Title: Attorney-In-Fact